Exhibit 23.1

ACCOUNTANTS’ CONSENT

The Board of Directors

Cytec Industries Inc.:

We consent to the use of our reports dated February 24, 2011, with respect to the consolidated balance sheets of Cytec Industries Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference.

Our report on the consolidated financial statements refers to a change in the method of accounting for fair value measurements for non-financial assets and non-financial liabilities in 2009, and a change in the methods of accounting for the measurement date of pension and other postretirement plan benefits and for fair value measurements for financial assets and financial liabilities in 2008.

/s/ KPMG LLP

Short Hills, New Jersey
October 26, 2011